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                                                                 Exhibit (a)(20)


                                      AIMCO

                             AIMCO PROPERTIES, L.P.
                           c/o The Altman Group, Inc.
                                  P.O. Box 238
                               Lyndhurst, NJ 07071
                                 (800) 467-0821


                                                      June 28, 2005

Dear Limited Partner:

         In February 2005, we mailed you tender offer documents offering to purchase your units of limited partnership interest in Century Properties Growth Fund XXII for $401.29 per unit in cash. Our offer was made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 16, 2005, and in the related Letter of Transmittal (collectively, together with any supplements or amendments, our "Offer").

         WE HAVE EXTENDED OUR OFFER UNTIL MIDNIGHT, NEW YORK CITY TIME, ON JULY 12, 2005, AND HAVE ISSUED A PRESS RELEASE ANNOUNCING THE EXTENSION. Our Offer was previously scheduled to expire on June 27, 2005.

         If you retain your units, you will continue to be a limited partner. If you elect to remain in the partnership until termination, you will continue to participate in the partnership distributions, if any, and the tax effects of the partnership's results.

         If you have any questions or require further information, please contact the Information Agent, toll free, at (800) 467-0821.


                                                  Sincerely,


                                                  AIMCO Properties, L.P.